UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

FORUM ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Memorial City Way, Suite 1000 Houston, Texas		77024
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (281) 949-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On February 25, 2016, Forum Energy Technologies, Inc. (the “Company”) entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and the guarantors party thereto (the “Amendment”), which amends the Company’s existing revolving credit facility (the “Credit Facility”) in order to, among other things, provide for a $200 million revolving credit line, including up to $25 million in letters of credit and up to $10 million in swingline loans. The amended Credit Facility also provides for an ability to increase commitments by an additional $150 million. Availability under the amended facility is subject to a borrowing base calculated by reference to accounts receivable in the United States, United Kingdom and Canada, inventory in the United States, and cash on hand.

The amended Credit Facility also contains financial covenants, which, among other things, require the Company, on a consolidated basis, to maintain specified financial ratios or conditions summarized as follows:

•	Senior secured debt to adjusted EBITDA of not more than 4.50 to 1.0 for the period from February 25, 2016 through December 31, 2016, not more than 4.0 to 1.0 for the period from January 1, 2017 through December 31, 2017 and not more than 3.50 to 1.0 for the period from January 1, 2018 through the termination of the amended Credit Facility; and

•	A fixed charge coverage ratio of not more than 1.25 to 1.0. This ratio is measured as EBITDA minus maintenance capital expenditures minus taxes paid in cash divided by scheduled principal and interest payments. The fixed charge coverage ratio is tested only if availability under the amended Credit Facility falls below certain levels.

The Company is able to elect the interest rate applicable to borrowings under the amended Credit Facility by reference to (1) the London interbank offered rate, or LIBOR, plus an applicable margin which ranges from 3.0% to 4.0% per annum, or (2) the Adjusted Base Rate plus an applicable margin, which ranges from 0.00% to 0.50% per annum, in each case with the applicable margin depending upon availability thereunder. The amended Credit Facility also provides for a commitment fee in the amount of 0.375% per annum on the unused portion of revolving commitments.

The Amendment also eliminates our obligation to maintain a specified minimum total leverage ratio and a minimum interest coverage ratio. No other provisions of the Credit Facility were amended as a result of the Amendment.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Amendment, a copy of which is filed as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Exhibit Title or Description

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of February 25, 2016, by and among Forum Energy Technologies, Inc., as borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Forum Energy Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORUM ENERGY TECHNOLOGIES, INC.

Date: February 26, 2016
	By:	/s/ James L. McCulloch
James L. McCulloch
Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of February 25, 2016, by and among Forum Energy Technologies, Inc., as borrower, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.